Exhibit 10.48
EXCLUSIVE COLLABORATION AGREEMENT
Products

VAST	Vast Renewables Limited ABN 37 136 258 574 of Suite 2, Lv 7, 124 Walker Street, North Sydney, 2060, New South Wales, Australia
M&Y	Masters & Young Pty. Ltd. ABN 16 077 782 177 of 5 Booran Drive, Woodridge, Queensland, Australia
A.Vast has developed concentrated solar thermal power (“CSP”) generation and storage technology including the detailed design of a heliostat. Vast has developed systems for heliostat power and communication that use several custom circulate boards (Heliostat PCBs).
B.Masters & Young (“M&Y”) is a manufacturer of printed circuit boards, designs circuits and reviews circuits for service and manufacture.
C.Vast and M&Y wish to collaborate exclusively on a range of Projects in the Supply Category where the outcome of those projects is the entry into an exclusive supply relationship under which M&Y is an important supplier of products or services to Vast and/or the Project.
D.The purpose of the parties’ collaboration under this Agreement is to develop world leading CSP technologies that will allow Vast to establish a market leading position as the world’s most efficient and cost-effective supplier of CSP technology, and in which M&Y becomes an integral and long-term supplier to Vast’s business.
E.Vast and M&Y have agreed to document the terms of their exclusive collaboration in this Agreement and the schedules to this Agreement.

PARTIES	Vast (as defined above)	M&Y (as defined above)

SIGNATURE	/s/	/s/

	Director	Director

NAME	CRAIG WOOD	RODNEY S. YOUNG.

DATE SIGNED	7/11/2024	18/11/2024

SIGNATURE	/s/	/s/

	Director/secretary (delete as applicable)	Director/secretary (delete as applicable)

NAME	Alec Waugh.	Imroz Mohammed

DATE SIGNED	7 November 2024	18/11/2024

SCHEDULE ONE
CONTRACT INFORMATION

COMMENCEMENT DATE

TERM
Initial term is 3 years (Initial Term), with the option to extend the any Term for a further 3 year Term (Subsequent Term) by mutual agreement between the parties 3 months before the expiry of the Initial Term or Subsequent Term(s).

OBJECTIVES
Adaptation, design, development and support in the operation and marketing of the Heliostat PCBs along with the master transmitter PCBs; Vast Master Controller (VMC), Vast Master Transmitter (VMT) and Vast Master Drive (VMD) boards; so these products and services may be used in a Project where those products and services meet the Specifications required by the Project

PROJECT(S)
Any project developed by or supplied by Vast and/or its Affiliates and/or a third-party licenced to develop Vast projects that use Vast's CSP technology, systems, related technology or services in which sodium is used as an element of the thermal energy transfer or storage system

CSP HELIOSTAT BUSINESS	A business which operates in the CSP Industry in which heliostats are used to direct the solar energy to a receiver of the thermal energy transfer or storage system

CSP INDUSTRY
The Concentrated Solar Thermal Power (CSP) industry including all adjacent applications and industries in which concentrated solar thermal technology is readily applicable, for example desalination, process heat and low emission fuels

COMPETITOR	A person or entity who is an owner, operator, supplier to, investor in or associated with the promotion, development and operation of a CSP Heliostat Business

SERVICES	Services relating to meeting the Objectives as requested by Vast from time to time.

SUPPLY PROPOSAL	A proposal for the supply by the M&Y of products and/or services to Vast for use in relation to a particular Project

SUPPLY CATEGORY	Products, being Heliostat PCBs, master transmitter PCBs, Vast Master Controller (VMC), Vast Master Transmitter (VMT) and Vast Master Drive (VMD) boards.

KEY STAFF	Rodney Young, Imroz Mohammed, Chris Stephensen, Warren Hobbs

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SCHEDULE TWO
TERMS
1    SCOPE OF COLLABORATION
1.1    Vast and M&Y agree to collaborate on Supply Proposals and Projects with a view to meeting the Objectives.
2    TERM
2.1    This Agreement shall commence on the Commencement Date and, unless terminated earlier in accordance with its terms, shall continue in full force and effect for the Term.
3    DOCUMENT AND INCONSISTENCY
3.1    This Agreement is constituted by this document and the Standard Terms.
3.2    To the extent of any conflict or inconsistency between the Standard Terms and this Agreement, this Agreement prevails.
3.3    The Supplier agrees that the Standard Terms may be amended from time to time, and Vast will provide the Supplier with notification of any change to the Standard Terms.
4    SUPPLY PROPOSALS AND PROJECTS
4.1    Vast shall from time to time require M&Y to provide Supply Proposals in relation to the Projects.
4.2    The parties agree that, for each Supply Proposal:
(a)    a Specification will be developed to Vast’s satisfaction that meets the Objectives; and
(b)    they will work collaboratively together on the Supply Proposal.
4.3    Each party shall, in collaborating on the development of a Supply Proposal, use professional skill, efficiency, care and diligence, act in accordance with best scientific, ethical and commercial practice and use the most current technology available to that party.
5    EXCLUSIVITY
5.1    Subject to the terms of this Agreement, Vast has agreed to appoint M&Y as its sole and exclusive partner for its Projects in relation to the Supply Category, save for the following circumstances where Vast may use an alternative supplier:
(a)    where M&Y is unwilling or unable to supply the Goods in connection with the Supply Proposal, including in circumstances beyond its control, including but not limited to breach of trade law, embargo, force majeure events;
(b)    where the commercial terms of the supply of the Goods in connection with the Supply Proposal is not competitive to the market (as determined by Vast, acting reasonably); or
(c)    where M&Y refused to supply the Goods in connection with the Supply Proposal in a reasonable timeframe
(Trigger Events).
5.2    M&Y has agreed that Vast will be M&Y’s exclusive partner in the Supply Category for all CSP Heliostat Business.

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5.3    For the Term of this Agreement and any related Vast supply Agreement, M&Y and its Affiliates will not be a supplier of the Goods and services relating to the Goods to a third party and will not use for itself the results of any Supply Proposal or adaptations of those results, without first obtaining Vast’s written consent.
5.4    If a Trigger Event occurs in connection with a Project, the parties will work together in good faith to enable Vast (or its Affiliate) to continue to manufacture and supply the Goods in connection with the Project, including but not limited to, M&Y supplying all information requested by Vast concerning the Goods.
6    SUPPLY & SERVICE
6.1    Where the parties have agreed that M&Y’s Supply Proposal meets the Objectives and the related Specification, the parties will enter into negotiations to put in place a Master Purchase Agreement under which M&Y will be the exclusive supplier to Vast of the Goods contained in the Supply Proposal for the related Project.
6.2    Amongst other terms typical in an exclusive supply Agreement, the Master Purchase Agreements will include pricing terms which meet the objectives set out in clauses 7.1. Where required to meet the Objectives, the Supplier will provide Services at a competitive rate determined in good faith and to be agreed between the parties.
7    GOOD FAITH PRICING OBLIGATIONS
7.1    M&Y agrees to act in good faith toward the objective of offering, to the extent possible, the most competitive price and terms, and it acknowledges that this is in both parties’ shared best interest as it will assist in developing the relevant Project and in growing the size of the CSP Industry.
8    CONTINUOUS IMPROVEMENT PLAN (CIP)
8.1    The Supplier must develop, maintain and update throughout the Term, in conjunction with the nominated personnel of the Purchaser, a plan to increase productivity in respect of the provision of the Goods by way of improved performance and/or reduced costs to be recovered through a Price Review.
8.2    The Supplier must adhere to any internal policies and procedures relating to quality improvement, including but not limited to the Quality and Business Objectives document WI-62-01, the current version of which is at Annexure A.
8.3    At each meeting between the Relationship Managers, the current status of the CIP and steps or plans undertaken in accordance with it, together with results of prior steps and implemented plans, must be discussed unless they agree otherwise.
9    INTELLECTUAL PROPERTY
9.1    Each party agrees and acknowledges that:
(a)    Vast is and remains the owner of the Vast Existing Material and any Improvements thereof;
(b)    M&Y is and remains the owner of the M&Y Existing Material and any Improvements thereof; and
(c)    all New Material will be owned absolutely by Vast as from the point of creation or development.

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9.2    If, for any reason, any of the IP Rights in the New Material do not vest in Vast from their point of creation or development, then M&Y will, at Vast’s direction and at no cost to Vast:
(a)    assign, transfer, or exclusively license those IP Rights to Vast (or any of its Affiliates nominated by Vast) in such a way that Vast (or its nominated Affiliate) is entitled to those IP Rights as (or, in the case of a licence, as if it were) the sole and exclusive owner; or
(b)    if there is any impediment to the arrangements contemplated in clause 9.1(c), hold the IP Rights on trust for Vast (as a bare trustee obliged to act on all directions of Vast in relation to those IP Rights).
9.3    M&Y agrees not to have any claim over the New Material and acknowledges that M&Y has no licence to use it except as expressly provided in this Agreement or otherwise with Vast’s prior written consent.
9.4    Decisions in relation to the protection of any New Material (including lodging any Protective Application) in relation to any exploitation or other dealing with the New Material and any IP Rights in the New Material will be made solely by Vast in its absolute discretion.
9.5    On request by Vast, M&Y will provide to Vast all necessary materials and provide any required consents or approvals to assist with any Protective Application.
9.6    M&Y grants to Vast an irrevocable, royalty-free, non-exclusive, transferable, sub-licensable, worldwide licence to use M&Y’s Existing Material as Vast sees fit for the purpose of using or exploiting the New Material.
9.7    Subject to 9.6, each party agrees that no party shall have any claim over another’s Existing Material and have no licence to use it, except as necessary to give full effect to the terms of this Agreement.
9.8    Any Improvement made by either party to the other party’s Existing Material during the course of this Agreement shall vest absolutely and automatically on creation in the party which owns the relevant Existing Material.
10    INTELLECTUAL PROPERTY WARRANTIES
10.1    M&Y warrants to Vast that, to the best of its knowledge:
(a)    neither M&Y nor any M&Y Personnel are under any obligation to any third party (other than Vast) to assign or license the use of any IP Rights in the New Material or M&Y’s Existing Material;
(b)    the work involved in, and M&Y’s performance of the Project will be M&Y’s own original work and will not involve the unauthorised use of IP Rights or other restricted material which is the property of a third party;
(c)    M&Y is not aware of any patents that may be infringed by the exploitation of New Material by Vast;
(d)    the New Material will not rely on, utilise or incorporate any work written or created by any third party in a way that could adversely impact on Vast's right to absolutely, use and commercialise the New Material;
(e)    the use of any New Material by Vast will not infringe the IP Rights of any third party; and
(f)    M&Y has full right, power and authority to use and commercialise any of the M&Y Existing Material used by M&Y in undertaking the Project, and is entitled to grant to Vast the rights to use M&Y’s Existing Material on the terms set out in this Agreement.

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11    CONFIDENTIALITY
11.1    Each party shall hold and maintain all Confidential Information of the other party in strict confidence and as a trade secret of the other party.
11.2    Neither party may, without the other party's prior written consent:
(a)    use any Confidential Information except in the performance of its obligations and exercise of its rights under this Agreement; or
(b)    disclose any Confidential Information of the party (or the fact of the existence of such Confidential Information) to any third party except as necessary to perform its obligations and exercise its rights under this Agreement; or
(c)    reverse engineer or decompile any of the Confidential Information of the other party, provided that a party may, without such consent, disclose Confidential Information of the other party to the extent required by law or by the rules of a stock exchange, provided that the disclosing party notifies the other party first and provides that other party with a reasonable opportunity to take such action as it considers necessary prior to disclosure.
11.3    Each party shall:
(a)    keep all Confidential Information of the party in tangible or documented form separate from other items or documents of the recipient party; and
(b)    effect and maintain adequate security measures to safeguard the Confidential Information of the other party from access or use by unauthorised persons and to keep the Confidential Information of the party under the recipient party's control, such measures being at least to the same standard of care as used by the recipient party for its own confidential information.
11.4    Each party shall ensure that any person to whom it discloses any Confidential Information of the other party (including any and all of its independent contractors to whom disclosure is made) observes the requirements of confidentiality set out in this Agreement (as if those requirements applied to them) and signs and observes a confidentiality acknowledgement in the form reasonably acceptable to the disclosing party (an original of which shall then be given to each party). If any person referred to in this clause 11.4 to whom Confidential Information is disclosed does any act or omission which act or omission would constitute a breach of this Agreement if such act had been done or omission had been made by a party, then the doing of such act or making of such omission by the person referred to in this clause 11.4 constitutes a breach by that party.
11.5    The recipient party acknowledges that any disclosure or use of any Confidential Information in breach of this Agreement may cause the disclosing party irreparable harm and that monetary damages alone may be an inadequate remedy. The receiving party therefore agrees that the disclosing party shall be entitled to equitable relief including injunction and specific performance, in the event of any breach of this Agreement, in addition to all other remedies available to the disclosing party at law or in equity or under this Agreement.
11.6    The receiving party agrees that in addition to all other remedies available to the disclosing party, the receiving party shall account to the disclosing party for any profit or other benefit that the receiving party may receive as a result of its use or disclosure of the Confidential Information in breach of this Agreement.
11.7    The receiving party's obligations under this Agreement shall continue in full force and effect until the Confidential Information enters the public domain other than directly or indirectly through the receiving party's default, or the default of any of its directors, officers, employees, agents, contractors, advisers or associates under this Agreement.

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11.8    If requested at any time by the disclosing party, the receiving party shall promptly return to the disclosing party all Confidential Information (including all copies thereof or notes therefrom where possible). For the avoidance of doubt, the parties acknowledge that it may not be possible to return archived copies of Confidential Information.
12    TERMINATION
12.1    If:
(a)    a party fails to a material extent to perform or comply with any of its obligations under this Agreement and, if the failure is capable of remedy, it is not remedied within 20 Business Days after notice is given to the defaulting party specifying the failure and requiring it to be remedied;
(b)    a party fails to a material extent to perform or comply with any of its material obligations under this Agreement, and the failure is not capable of remedy;
(c)    a party ceases, or threatens to cease, to carry on all or substantially all of its business or operations or an application or order is made, or a resolution is passed or proposed, for the dissolution of a party except, in each case, for the purpose of, and followed by, an amalgamation or solvent reconstruction on terms previously approved in writing by the other party;
(d)    a trustee, receiver, receiver and manager, administrator, inspector under any legislation, or similar official, is appointed in respect of a party or the whole or any part of its assets; or
(e)    a party is declared or becomes bankrupt or insolvent, is unable to pay its debts as they fall due, or is presumed unable to pay its debts in accordance with any laws in any jurisdiction in which the party operates, or enters into any dealings with, or for the benefit of, any of its creditors with a view to avoiding, or in the expectation of, insolvency, or makes a general assignment or arrangement, compromise or composition with or for the benefit of any of its creditors, or stops or threatens to stop payments generally being a party which has not defaulted in performance of the relevant obligation, or which is not affected by the relevant event may terminate this Agreement immediately by written notice to the other party.
12.2    Vast may terminate this Agreement on 30 Business Days written notice where Vast and M&Y have been unable to agree on a Supply Proposal and Vast has decided in its sole discretion that M&Y is not capable of successfully completing further Supply Proposals.
12.3    The termination of this Agreement shall be without prejudice to the rights and remedies of the parties accrued prior to termination including in respect of any anticipated breach of this Agreement.
12.4    The provisions of clauses 9, 10, 11 and 12.3 (and such other clauses as are necessary to have effect in those clauses) shall survive termination of this Agreement and shall remain in full force and effect notwithstanding termination.
13    DISPUTES
13.1    If a difference or dispute (“Dispute”) between the parties arises out of or in connection with this Agreement, or the breach, termination, validity or subject matter of it, or as to any claim in tort, in equity or pursuant to any domestic or international statute or law, then any party may give the other a written notice of dispute adequately identifying and providing details of the Dispute (“Notice of Dispute”).
13.2    Within 20 Business Days after receiving a Notice of Dispute (or such other period agreed between the parties), the Relationship Managers (or other authorised representatives) of the parties will confer at least once to resolve the Dispute or to agree on methods of doing so. At every such

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conference each party will be represented by a person having authority to attempt to resolve the Dispute. All aspects of every such conference, except the fact of its occurrence, will be confidential.
13.3    If a Dispute arises, a party may not commence any court proceedings relating to the Dispute unless it has complied with clause 13.2 except where the party seeks urgent interlocutory relief.
14    GENERAL
14.1    This Agreement shall be governed by and interpreted in accordance with the laws of South Australia, Australia. The parties submit to the non-exclusive jurisdiction of the courts of South Australia, Australia.
14.2    Neither party may assign this Agreement to any other party without the prior written consent of the other party. However, the Purchaser may assign this Agreement to its Affiliates without the prior written consent of the Supplier.
14.3    Nothing in this Agreement shall create, constitute or evidence any partnership, joint venture, agency, trust or employer / employee relationship between the parties, and a party may not make, or allow to be made, any representation that any such relationship exists between the parties. A party shall not have the authority to act for, or to incur any obligation on behalf of, the other party, except as expressly provided for in this Agreement.
14.4    No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise of any right, power or privilege under this Agreement.
14.5    If any provision of this Agreement is held to be invalid, illegal or unenforceable, it shall be severed and the remainder of this Agreement shall remain in full force and effect.
14.6    Any modification to or variation of this Agreement must be in writing and signed by the parties.
14.7    This Agreement may be executed in any number of counterparts and provided that every party has executed a counterpart, the counterparts together shall constitute a binding and enforceable Agreement between the parties.
15    DEFINITIONS
15.1    In this Agreement, unless the context otherwise requires:
"Affiliate" means any person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person. A person shall be deemed to control another person for the purposes of this definition if the first person possesses, directly or indirectly, the power to appoint a majority of the directors of the second person, or to otherwise direct or cause the direction of the management, policies or powers of the second person, whether through the ownership of voting securities, by appointment of directors, by contract or otherwise.
"Agreement" means this Exclusive Collaboration Agreement.
"Business Day" means any day other than a Saturday or Sunday on which registered banks are open for ordinary banking business in Sydney, Australia.
"Confidential Information" means, in relation to a party:
(a)    the contents of this Agreement;
(b)    the New Material;

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(c)    all technical, scientific, commercial, financial, commercial or other information that is disclosed, made available, communicated or delivered to, or acquired or received by, the other party ("Recipient") from (or on behalf of) the Disclosing party (before or after the date of this Agreement) under or in connection with this Agreement; or
(d)    any other information or whatever kind or nature which relates to a party or any of its Affiliates that is acquired by the other party during the course of the performance of this Agreement;
but does not include such information which:
(e)    is or becomes general public knowledge through no fault of the other party;
(f)    the other party is able to conclusively prove was known to it prior to the date of receipt of such information from the disclosing party (other than by reason of it having been acquired directly or indirectly from a third party under an obligation of confidence to the disclosing party);
(g)    is obtained bona fide by the other party from a third party who to the other party's reasonable knowledge and belief is lawfully in possession of the information and did not acquire the information directly or indirectly from the disclosing party under an obligation of confidence; or
(h)    the parties agree in writing to release from the terms of this Agreement.
“Continuous Improvement Plan” has the meaning given to it in Clause 8.
"Existing Material" means Vast Existing Material or M&Y Existing Material.
“Goods” mean the Products and Components referred to in the Master Purchase Agreements.
"Improvement" means any improvement, advancement, modification or adaptation of the IP Rights created or generated pursuant to this Agreement.
"IP Rights" means all rights in and to all technology, techniques (both patented and non-patented), know-how, confidential information, patents, copyright, designs, trade names, inventions, discoveries and all other rights as defined by Article 2 of the Convention of July 1967 establishing the World Intellectual Property Organisation, including all applications for any of such rights as may exist anywhere in the world, as may relate to, or arise from, a Supply Proposal and/or a Project.
"Key Staff" means the person or persons identified as such in the Contract Information and any replacement or additional person approved in writing by Vast.
"New Materials" all results, outcomes, conclusions, products, systems, inventions, know-how, experimental methods, processes, data, notes, operating philosophies and procedures, designs, drawings, construction techniques, records, memoranda and other writings, calculations, formula, computer programs, graphics, data in whatever form or format (including all supporting data) and other IP Rights developed during and as a result of the Project (including any manuscripts) and all enhancements, developments or modifications made by Vast (or any of its Affiliates, employees or contractors) or by M&Y (or M&Y’s Personnel or any of M&Y’s employees or sub-contractors) to these things which are not Existing Material.

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"M&Y Existing Material" means all and any IP Rights owned or licensed to M&Y as at the date of this Agreement which was generated or licensed before or otherwise independent of this Agreement, along with all technical know-how and information (including, but not limited to, any research methodology, research process, research protocol or research tool) known to M&Y as at the date of this Agreement, which is of a confidential nature and/or not in the public domain and over which Vast has no claim.
"M&Y Personnel" means each member of the Key Staff and any other officer, employee, contractor of M&Y involved in a Project.
“Master Purchase Agreements” means the Master Purchase Agreements between the parties entered into from time to time.
“Price Review” has the meaning given to the term in the Master Purchase Agreement.
"Protective Application" means any application for patents, designs or other form of intellectual property protection concerning any of the New Material.
“Relationship Manager” has the meaning given to the term in the Master Purchase Agreement.
"Specification" means a written specification which is adopted as part of a Supply Proposal.
“Standard Terms” means Vast’s Standard Terms as published on the Vast Website updated from time to time, available at https://www.vast.energy/.
"Supply Terms" means a Vast Master Purchase Agreement (Products) which has been agreed between the parties.
"Vast Existing Material" means all and any IP Rights owned or licensed to Vast at the date of this Agreement which was generated or licensed before or otherwise independent of this Agreement, together with all technical know-how and information (including, but not limited to, any research methodology, research process, research protocol or research tool) known to Vast as at the date of this Agreement, which is of a confidential nature and/or not in the public domain and over which M&Y has no claim.
15.2    Defined terms used on the first page of this Agreement and in Schedule One have the same meaning in the rest of this Agreement and the other Schedules to this Agreement.
16    INTERPRETATION
16.1    In this Agreement, unless the context otherwise requires:
(a)    the singular in all cases includes the plural and vice versa;
(b)    references to clauses are references to clauses in this Agreement;
(c)    a reference to AUD, A$, $A, dollar of $ is to Australian currency;
(d)    a reference to a person includes a company, other corporations and also a body of persons (corporate or incorporate);
(e)    where words or expressions are defined, other parts of speech and grammatical forms of that word or expression have corresponding meanings; and
(f)    the headings to the clauses of this Agreement are for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement.

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Annexure A – Masters & Young Quality and Business Objectives WI-62-01

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WI-62-01	Quality and Business Objectives
Issued by: Mansoor Aslam	Effective Date: 31/01/2024	Rev. C	Pg. 1 of 2
1.0    PURPOSE
1.1.1    The purpose of this work instruction is to provide a define approach, and to assign responsibilities for defining and implementing quality objectives and planned to achieve them.
2.0    SCOPE
2.1.1    This work instruction applies to all activities related to the implementation, operation, and effectiveness of the quality management system.
3.0    RESPONSBILITY
3.1.1    Quality Manager have a responsibility to maintain this work instruction
3.1.2    Management have responsibility to support in defining the Quality Objective and Plan to achieve them
4.0    INSTRUCTION
4.1    General
4.1.1    Quality objectives are established and implemented to:
•    Help achieve the quality policy
•    Improve conformity of products and services
•    Improve the effectiveness of the quality management system
•    Enhance customer satisfaction
4.1.2    Quality Policy is reviewed to ensure its continuing suitability and is altered when changes within or outside the company render the policy inadequate or inappropriate.
4.1.3    Quality Objectives are established through Management Reviews to improve performance and/or the Quality System and thus fulfill the Quality Policy, Business Objectives and Goals.
4.1.4    During Management Review meeting, the Quality Manager presents the status of quality objectives established by the previous review and the performance trend.
4.2    Initiating and Reviewing Quality Objectives
4.2.1    Quality objectives are initiated by management team and Quality Manager.
4.2.2    When quality objectives need to be change for being unrealistic or unachievable or cancel for not required to monitor, the Quality Manager is needed to send a formal change request through ISOExpress for change needs to be made to Management Representative. Quality objectives can be changed for continual improvement purposes by the Quality Manager based on last year's KPI results and are reviewed by the management in Management Review Meeting at the start of each year.
4.2.3    Quality objectives are reviewed at management reviews of the quality management system which is planned at interval basis.
4.2.4    At the management review meeting, Quality Manager presents the status of all Quality Objectives and its key performance trends.
4.2.5    When an objective is achieved, it is will be continually monitor through Performance Evaluation Procedure.
4.2.6    When an objective is not achieved, it will be reviewed during Management Review Meeting and if it is not meeting for three consecutive months it will be managed through Non-Conformance & Corrective Action procedure.
5.0    REFERENCE DOCUMENTS
5.1.1    Quality Manual
5.1.2    Performance Evaluation Procedure
THIS DOCUMENT IS UNCONTROLLED WHEN PRINTED

WI-62-01	Quality and Business Objectives	Rev. C	Pg. 2 of 2
6.0    Quality Objectives

Objectives	Measurement Methodology	Target	Measurement Period	Reporting Responsibility

Safety	Zero Incident (Recordable Injuries)	<=1	Yearly	Quality Manager
Risk Mitigation	All risks mitigated as per agreed time in ISO Express	100%	Monthly	Quality Manager
Customer Satisfaction / Feedback	Key Customer Satisfaction Rating through survey questionnaires	>=3 Rating	Yearly	Management
Sales Process	Quotation Turn Around Time	<14 Days	Monthly	Director (Sales)
	Quotation Win rate versus Lost	>= 40%	Monthly	Director (Sales)
Engineering & Design Process	Engineering Hours planned vs actual hours (efficiency)	>80%	Monthly	Engineering Manager
	Number of ECN raised due to internal engineering error in design, specification, or testing - ISOExpress	<=1	Monthly	Engineering Manager
Purchasing Process	On Time Delivery against PO agreed time	> 92%	Monthly	Director
	First Pass Quality against Quality Requirements	> 98%	Monthly	Director
Production Process	Deliver In Full on Time (DIFOT), Product delivered on time to dispatch by agreed date	>=92%	Monthly	Production Manager
	First Time Quality Pass Yield rate (CCT)	>92%	Monthly	Production Manager
	First Time Quality Pass Yield rate (Assembly)	>99%	Monthly	Production Manager
Quality	Accepted Warranty Claims against total delivered	<=20 per year	Monthly	Quality Manager
	Accepted Non-Conformance from Customer	<=20 per year	Monthly	Quality Manager
Training and Competency	All training is completed by agreed date, No overdue core competency skills	100%	Monthly	Chief Operating Officer
Calibration	No overdue calibration tools and equipment in the system / in shop floor	100%	Monthly	Quality Manager
ESD Program Compliance	Number incident recordable / Daily Surveillance Audit	0	Monthly	Quality Manager
Management Review	On time completion as per agreed timescale	100%	Half Yearly	Management
Internal Audit	On time completion as per agreed schedule	100%	Yearly	Quality Manager
Demonstrate the continual improvement on QMS / Support Processes	Improvement performed based on change Request	>= 3	Yearly	Quality Manager

END OF DOCUMENT